Filed pursuant to Rule 433 dated September 1, 2010 relating to Preliminary Pricing Supplement No. 510 dated September 1, 2010 to Registration Statement No. 333-156423
Structured Investments	Morgan Stanley
$
Buffered Jump Securities due March 11, 2011 Based on the Value of the S&P GSCITM Crude Oil Index – Excess Return
General
•
The securities are designed for investors who seek a fixed positive return if the S&P GSCITM Crude Oil Index – Excess Return appreciates at all on the Valuation Date, and provide a limited buffer against the negative performance of the Underlying Index by up to 10%.  Investors in the securities should be willing to forgo interest and to accept the risk of losing some or all of their principal if the Final Index Value declines by more than 10% from the Initial Index Value.

•	Senior unsecured obligations of Morgan Stanley maturing March 11, 2011†. All payments on the securities are subject to the credit risk of Morgan Stanley.
•	Minimum purchase amount of $10,000. Minimum denominations of $1,000 and integral multiples thereof.
•	The securities are expected to price on or about September 3, 2010 and are expected to settle on or about September 13, 2010.
Key Terms
Issuer:	Morgan Stanley
Underlying Index:	S&P GSCITM Crude Oil Index – Excess Return
Index Publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., and any successor publisher thereof.
Payment at Maturity:
At maturity, investors will receive for each security they hold an amount of cash that will vary depending on the Index Closing Value on March 4, 2011† (the “Valuation Date”) (the “Final Index Value”), equal to:
•  If the Final Index Value is greater than the Initial Index Value: $1,000 plus the Upside Payment of $80
The payment at maturity will be limited to $1,080 per security even if the Final Index Value has increased from the Initial Index Value by more than 8%.
•  If the Final Index Value is less than or equal to the Initial Index Value but greater than or equal to 90% of the Initial Index Value, meaning the Index has declined in value by an amount less than or equal to the Buffer Amount of 10%:
$1,000
•  If the Final Index Value is less than 90% of the Initial Index Value, meaning the Index has declined in value by more than the Buffer Amount of 10%:   $1,000   +   [$1,000   ×    (Index Return   +   10%)   ×   Downside Factor].
In this scenario, investors will be exposed to the decline beyond the Buffer Amount on a leveraged basis, and will lose 1.111% of their principal amount for every 1% decline in the Final Index Value from the Initial Index Value beyond the Buffer Amount.  For example, if the Final Index Value declines by 50% from the Initial Index Value,  investors will lose 44.44% of their principal.

Upside Payment:	$80 per security (8% of the Stated Principal Amount)
Buffer Amount:	10%
Downside Factor:	1.111
Index Return:	The percentage change from the Initial Index Value to the Final Index Value, calculated as follows: (Final Index Value – Initial Index Value) / Initial Index Value
Initial Index Value:	The official settlement price of the Index, as published by the Index Publisher, on the Pricing Date.
Final Index Value:	The official settlement price of the Index, as published by the Index Publisher, on the Valuation Date.
Maturity Date:	March 11, 2011†
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	617482NG5 / US617482NG54
†Subject to postponement for non-index business days and certain market disruption events as described in “Description of Securities— Maturity Date” and “—Valuation Date” in the accompanying preliminary pricing supplement.

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page PS-7 of the accompanying preliminary pricing supplement and “Selected Risk Considerations” beginning on page PS-5 of this document.

Morgan Stanley has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov.  Alternatively, Morgan Stanley, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and this document if you so request by calling toll-free 1-800-584-6837.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$
(1)	Certain fiduciary accounts will pay a purchase price of $ per security, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)
Please see “Supplemental Plan of Distribution” in this document and “Description of Securities—Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement for information about fees and commissions.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan
Placement Agent
September 1, 2010

Additional Terms Specific to the Securities

You should read this document together with the preliminary pricing supplement dated September 1, 2010, as supplemented by the prospectus dated December 23, 2008 and the prospectus supplement dated December 23, 2008.  This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying preliminary pricing supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Preliminary pricing supplement No. 510 dated September 1, 2010:
http://www.sec.gov/Archives/edgar/data/895421/000095010310002577/dp19048_424b2-ps510.htm

•	Prospectus supplement dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003005/dp12094_424b2-seriesf.htm

•	Prospectus dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003004/dp12129_424b2-debt.htm

Terms used in this document are defined in the accompanying preliminary pricing supplement, prospectus supplement or prospectus.  As used in this document, the “Company,” “we,” “us” or “our” refer to Morgan Stanley.

Hypothetical Payouts on the Securities at Maturity

For each security, the following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the Underlying Index.  The graph is based on the following terms:

•	Stated Principal Amount per Security:	$1,000

•	Upside Payment:	$80 per Security (8% of the Stated Principal Amount)

•	Buffer Amount:	10%

•	Minimum Payment a Maturity:	None

o
Where the Final Index Value is greater than the Initial Index Value, the payment at maturity on the securities reflected in the graph above is greater than the $1,000 Stated Principal Amount per security, but in all cases is equal to and will not exceed the $1,000 Stated Principal Amount plus the Upside Payment of $80 per security.  In the payoff diagram above, an investor will realize the payment at maturity of $1,080 per security at any Final Index Value greater than the Initial Index Value, and the payment at maturity will be limited to $1,080 per security even if the Final Index Value has increased from the Initial Index Value by more than 8%.

o
Where the Final Index Value is less than or equal to the Initial Index Value but has decreased from the Initial Index Value by an amount less than or equal to the Buffer Amount of 10%, the payment at maturity reflected in the graph above is equal to the $1,000 Stated Principal Amount per security.

o
Where the Final Index Value has decreased from the Initial Index Value by an amount greater than the Buffer Amount of 10%, the payment at maturity will be less than the Stated Principal Amount of $1,000 by an amount that is proportionate to the percentage decrease of the Underlying Index beyond the Buffer Amount times the Downside Factor of 1.111.  For example, if the Final Index Value has decreased by 25% from the Initial Index Value, the payment at maturity will be $833.35 per security (83.335% of the Stated Principal Amount).

Selected Purchase Considerations

•
FIXED POSITIVE RETURN IF THE INDEX APPRECIATES AT ALL — If the Final Index Value increases at all from the Initial Index Value, investors will receive the $1,000 Stated Principal Amount plus the Upside Payment of $80.  Even if the Final Index Value is significantly greater than the Initial Index Value, your payment at maturity will be equal to, and will not exceed, $1,080 and your return may be less than if you invested in the Underlying Index directly.

•
LIMITED PROTECTION AGAINST LOSS — If the Final Index Value declines by no more than the Buffer Amount of 10% from the Initial Index Value, you will be entitled to receive the full principal amount of your securities at maturity.  If the Final Index Value declines beyond the Buffer Amount, you will lose 1.111% of your Stated Principal Amount for every 1% decline in the Final Index Value from the Initial Index Value beyond the Buffer Amount.

•
EXPOSURE TO THE UNDERLYING INDEX — Investors who believe they have underweight exposure to commodities can use the securities as an alternative to a direct investment in the Underlying Index and gain access to the crude oil futures contracts that underlie the Underlying Index.

•
CAPITAL GAINS TAX TREATMENT — You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although the issuer believes that, under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a security.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

▪	a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange, and

▪
upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be short-term capital gain or loss.

Please read the discussion under “Selected Risk Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Selected Risk Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Underlying Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying preliminary pricing supplement dated September 1, 2010 and the accompanying prospectus.

•
THE SECURITIES DO NOT PAY INTEREST AND DO NOT GUARANTEE THE REPAYMENT OF ANY OF YOUR PRINCIPAL AT MATURITY.— The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and do not guarantee the repayment of any of your principal at maturity.  At maturity, you will receive for each $1,000 Stated Principal Amount of securities that you hold an amount in cash based on the Final Index Value.  If the Final Index Value is less than 90% of the Initial Index Value, meaning the Underlying Index has declined in value from its initial value by more than the 10% Buffer Amount, you will be exposed to that decline beyond the Buffer Amount on a leveraged basis, and you will lose 1.111% of your principal amount for every 1% decline in the Final Index Value from the Initial Index Value beyond the Buffer Amount.  For example, if the Final Index Value declines by 50% from the Initial Index Value, you will lose 44.44% of your principal.  As there is no minimum payment on the securities, you could lose your entire investment.

•
APPRECIATION POTENTIAL IS FIXED AND LIMITED — Where the Final Index Value is greater than the Initial Index Value, the appreciation potential of the securities is limited to the fixed Upside Payment of $80 per security (8% of the Stated Principal Amount).  The payment at maturity will be limited to $1,080 per security even if the Final Index Value has increased from the Initial Index Value by more than 8%.  See “Hypothetical Payouts on the Securities at Maturity” on PS-2.

•
THE SECURITIES WILL NOT BE LISTED AND SECONDARY TRADING MAY BE LIMITED — The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. Incorporated (“MS & Co.”) may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

•
MARKET PRICE OF THE SECURITIES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS — Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•
the value of the Underlying Index and the price of the crude oil futures contracts that underlie the Underlying Index and the volatility (frequency and magnitude of changes in value) of such values or prices, as applicable;

•	trends of supply and demand for the crude oil futures contracts that underlie the Underlying Index;

•	interest and yield rates in the market;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the Final Index Value;

•	the time remaining until the maturity of the securities; and

•	any actual or anticipated changes to our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the Stated Principal Amount if at the time of sale the value of the Underlying Index is at or below the Initial Index Value.

You cannot predict the future performance of the Underlying Index based on its historical performance.  If the Final Index Value declines by more than the Buffer Amount from the Initial Index Value, you will be exposed on a 1.111 to 1 basis to such decline in the Final Index Value beyond the Buffer Amount and, as a result, you may lose some or all of your investment at maturity.  There can be no assurance that the Final Index Value will be greater than the Initial Index Value so that you will receive at maturity an amount that is greater than the $1,000 Stated Principal Amount for each security you hold.

•
NOT EQUIVALENT TO INVESTING IN THE UNDERLYING INDEX — Investing in the securities is not equivalent to investing in the Underlying Index or the crude oil futures contracts that underlie the Underlying Index.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES — You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

•
THE INCLUSION OF COMMISSIONS AND PROJECTED PROFIT FROM HEDGING IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES — Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities

•
or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

•
AN INVESTMENT IN THE SECURITIES WILL EXPOSE YOU TO CONCENTRATED RISK TO CRUDE OIL — The Underlying Index is composed entirely of crude oil futures contracts included in the S&P GSCITM – Excess Return.  An investment in the securities may therefore bear risks similar to a securities investment concentrated in a single underlying sector.  The price of crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of Petroleum Exporting Countries (OPEC) and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  The price of crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future.

•
SUSPENSIONS OR DISRUPTIONS OF MARKET TRADING IN COMMODITY AND RELATED FUTURES MARKETS COULD ADVERSELY AFFECT THE PRICE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the Underlying Index and, therefore, the value of the securities.

•
THE UNDERLYING INDEX MAY IN THE FUTURE INCLUDE CONTRACTS THAT ARE NOT TRADED ON REGULATED FUTURES EXCHANGES — The Underlying Index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the Underlying Index continues to be composed exclusively of regulated futures contracts.  As described below, however, the Underlying Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

•
HIGHER FUTURE PRICES OF THE INDEX COMMODITIES RELATIVE TO THEIR CURRENT PRICES MAY ADVERSELY AFFECT THE VALUE OF THE UNDERLYING INDEX AND THE VALUE OF THE SECURITIES — The S&P GSCI™ Crude Oil Index–Excess Return is a sub-index of the S&P GSCI™–Excess Return (“S&P GSCI™–ER”).  It represents only the crude oil component of the S&P GSCI™–ER.  The S&P GSCI™–ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.

The S&P GSCI™–ER, on which the Underlying Index is based, is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the Underlying Index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in January may specify an February expiration.  As time passes, the contract expiring in February is replaced by a contract for delivery in March.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the February contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.”  However, crude oil and certain other commodities included in the S&P GSCITM–ER may trade in “contango” markets at any given time.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the crude oil markets would result in negative “roll yields,” which would adversely affect the value of the Underlying Index and, accordingly, the value of the securities.

•
ADJUSTMENTS TO THE UNDERLYING INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The publisher of the Underlying Index may substitute the commodity contracts constituting the Underlying Index or make other methodological changes that could change the value of the Underlying Index.  The underlying index publisher may discontinue or suspend calculation or publication of the Underlying Index at any time. Any of these actions could adversely affect the value of the securities.  Where the Underlying Index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the Underlying Index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

•
THE CALCULATION AGENT, WHICH IS A SUBSIDIARY OF THE ISSUER, WILL MAKE DETERMINATIONS WITH RESPECT TO THE SECURITIES —  As calculation agent, MSCG will determine the Initial Index Value and the Final Index Value, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the Index Closing Value in the event of a market disruption event, may adversely affect the payout to you on the securities.  See the sections called “Description of Securities—Market Disruption Event” and “––Discontinuance of the Index; Alteration of Method of Calculation” in the accompanying preliminary pricing supplement.

•
HEDGING AND TRADING ACTIVITY BY OUR SUBSIDIARIES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the Underlying Index), including trading in the commodities futures contracts that underlie the Underlying Index, and possibly in other instruments related to the Underlying Index.  Some of our subsidiaries also trade the Underlying Index and other financial instruments related to the Underlying Index on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the Pricing Date could potentially increase the Initial Index Value and, as a result, the value at which the Underlying Index must close on the Valuation Date before you would receive at maturity an amount in cash worth as much as or more than the Stated Principal Amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the Underlying Index on the Valuation Date and, accordingly, the amount of cash, if any, you will receive at maturity.

•
THE OFFERING OF THE SECURITIES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the securities as an “open transaction” for U.S. federal income tax purposes, the offering of the securities will be terminated.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  Please read the discussion under “Selected Purchase Considerations – Capital Gains Tax Treatment” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, if the securities were characterized as short-term debt obligations, certain U.S. Holders might be required to accrue ordinary income over the term of the securities before maturity, and all or a portion of the gain recognized by a U.S. Holder upon sale, exchange or settlement of the securities would be characterized as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the securities will be used in connection with hedging our obligations under the securities through one or more of our subsidiaries.  The hedging or trading activities of our affiliates on or prior to the Pricing Date and during the term of the securities, including on the Valuation Date, could affect the Index Closing Value in a way that may reduce the amount you will receive on the securities at maturity.

Historical Information

The following graph sets forth the historical performance of the Underlying Index from January 1, 2005 through August 30, 2010.  On August 30 2010, the Index Closing Value was 469.0528.  We obtained the information in the graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical performance of the Underlying Index set out in the graph below should not be taken as an indication of its future performance, and no assurance can be given as to the Index Closing Value on the Valuation Date.  We cannot give you any assurance that the Final Index Value will be greater than the Initial Index Value so that at maturity you will receive a payment that is greater than the Stated Principal Amount of the securities.

Historical Performance of the Underlying Index

Benefit Plan Investor Considerations

Your purchase of a security in a self-directed Individual Retirement Account (an “IRA”) will be deemed to be a representation and warranty by you that, as of the date of purchase (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the investment of the assets of such self-directed IRA used to purchase the security or renders investment advice (within the meaning of Section 3(21)(A)(ii) of ERISA) with respect to any such IRA assets and (ii) in connection with the purchase of the security, such self-directed IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA), and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the securities and will receive a fee from the issuer that will not exceed $5.00 per $1,000 principal amount security.